QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
OF PROXIM CORPORATION

Richard J. Tallman hereby certifies that:

        1.     He is the duly elected and acting Secretary of Proxim Corporation, a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

        2.     The Certificate of Incorporation of the Company initially was filed with the Secretary of State of the State of Delaware on June 4, 1996 and has been amended from time to time. The last amendment to the Corporation's Amended and Restated Certificate of Incorporation was made pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 30, 2003.

        3.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.

        4.     The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

        5.     Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "Capital Stock.    (A) (1)    The total number of shares of stock that the Corporation shall have authority to issue is 425,000,000 of which (1) 390,000,000 shall be shares of common stock designated as Class A Common Stock, par value $.01 per share ("Class A Common Stock"), (2) 10,000,000 shall be shares of common stock designated as Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), and (3) 25,000,000 shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class or classes of stock voting separately as a class shall be required therefore except as required by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation.

          (2)   Effective 12:01 a.m. Eastern Time on October 25, 2004 (the "Effective Time"), each one (1) share of Class A Common Stock and Class B Common Stock of the Corporation issued and outstanding shall be combined into one tenth (1/10th) of one (1) share of fully paid and nonassessable Class A Common Stock or Class B Common Stock of the Corporation, as appropriate, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by Section 2 such pursuant to procedures adopted by the Corporation.

          (3).  No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

          (4)   A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Class A Common Stock, as reported in The Wall Street Journal, on the sixty (60) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected by Section (2)) (or if such prices are not available, the average of the last bid and asked prices of the Class A Common Stock on such days (as adjusted for the reverse stock split effected by Section 2) or other price determined by the Board of Directors)."

        IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation, which amends certain provisions of the Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this 21st day of October 2004.

/s/ RICHARD J. TALLMAN Richard J. Tallman, Secretary

QuickLinks

  Exhibit 3.3
CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF PROXIM CORPORATION